Exhibit 97.1

AIR PRODUCTS AND CHEMICALS, INC.
COMPENSATION RECOUPMENT POLICY

The Management Development and Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Air Products and Chemicals, Inc. (the “Company” and together with its subsidiaries, the “Company Group”) believes that it is appropriate for the Company to adopt this Compensation Recoupment Policy (the “Recoupment Policy”) to be applied to service providers of the Company who receive Incentive Compensation, and adopts this Recoupment Policy to be effective as of October 1, 2023 (the “Effective Date”).
1.Definitions
For purposes of this Recoupment Policy, the following definitions shall apply:
(a)“Covered Conduct” means (i) a willful, knowing or intentional breach of any policy of the Company Group or any applicable legal or regulatory requirements in the course of the Covered Person’s service to the Company Group (including at a Company Group-related event or involving Company Group personnel), (ii) actions or omissions resulting in significant reputational or financial harm to any member of the Company Group, including, without limitation, through lost sales or through penalties, fines or other costs, (iii) a breach of fiduciary duty to any member of the Company Group or (iv) willful misconduct, material dishonesty or fraud in the commission of a Covered Person’s service to any member of the Company Group.
(b)“Covered Person” means any current or former employee or other service provider of the Company Group including, without limitation, any Executive Officer, who is or was a participant in any incentive compensation plan of the Company, including the Annual Incentive Plan and the 2021 Long-Term Incentive Plan, and any successor plans thereto.
(c)“Executive Officer” means each current and former “officer” of the Company as defined under Rule 16a-1(f) under Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”), which shall be deemed to include any individuals identified by the Company as executive officers pursuant to Item 401(b) of Regulation S-K under the Exchange Act.
(d)“Financial Reporting Error” means financial reporting measures of the Company or the Company Group that are either restated or determined to have been in error.
(e)“Incentive Compensation” means incentive compensation received by a Covered Person, whether cash- or equity-based, which may be discretionary or performance-based, but not including salary or vested tax-qualified employee retirement benefits.
2.Recoupment of Incentive Compensation
In the event that the Committee determines that any Covered Person has engaged in any Covered Conduct, the Committee may seek recovery of all or a portion of any Incentive Compensation, on a post- or pre-tax basis as determined by the Committee. The Committee may also provide that any unpaid or unvested Incentive Compensation awarded to a Covered Person is forfeited in connection with the Covered Person’s Covered Conduct. The Committee may seek recovery of Incentive Compensation for Covered Conduct even if a person’s Covered Conduct did not result in an award or payment greater than would have been awarded absent the Covered Conduct. In addition, if the Committee determines that a Financial Reporting Error has occurred (which may be based on input from the Board or another committee of the Board), the Committee may seek recovery or forfeiture of the portion of any Incentive Compensation that is determined by the Committee to have been incorrectly paid or awarded due to the Financial Reporting Error, without regard to whether the Covered Person’s conduct contributed to the Financial Reporting Error.
3.Supplemental Executive Officer Recoupment Policy
In addition to this Recoupment Policy, each Executive Officer will also be subject to the Supplemental Executive Officer Recoupment Policy set forth on Exhibit A (the “Supplemental Policy”).
4.Means of Repayment
In the event that the Committee determines that any Covered Person shall repay any Incentive Compensation, the Committee shall provide written notice to such person by email or certified mail to the physical address on file with the Company Group for such person, and the person shall satisfy such repayment in a manner and on such terms as required by the Committee, and the Company Group shall be entitled to set off the repayment amount against any amount owed to the person by the Company Group, to require the forfeiture of any award granted by the Company Group to the person, or to take any and all necessary actions to recoup the repayment amount from the person, in each case, to the fullest extent permitted under applicable law, including without limitation, Section 409A of the Internal Revenue Code and the regulations and guidance thereunder. If the Committee does not specify a repayment timing in the written notice described above, the applicable person shall be required to repay the Incentive Compensation to the Company Group by wire, cash or cashier’s check no later than thirty days after receipt of such notice.
5.No Indemnification
No Covered Person shall be indemnified or reimbursed by the Company Group in respect of any loss of compensation by such person in accordance with this Recoupment Policy.
6.Miscellaneous
This Recoupment Policy will be administered and interpreted by the Committee, provided that the Board may, from time to time, exercise discretion to administer and interpret this Recoupment Policy, in which case, all references herein to “Committee” shall be deemed to refer to the Board. Any determination by the Committee with respect to this Recoupment Policy shall be final, conclusive and binding on all interested parties. The determinations of the Committee under this Recoupment Policy need not be uniform with respect to all persons, and may be made selectively amongst persons, whether or not such persons are similarly situated. Each Covered Person shall be required to execute the acknowledgement in Exhibit B of this Policy as soon as practicable, but no later than thirty (30) days, after the later of (i) the Effective Date and (ii) the date on which the employee is designated as a Covered Person; provided, however, that failure to execute such acknowledgement shall have no impact on the enforceability of this Policy.
The provisions in this Recoupment Policy are intended to be applied to the fullest extent of the law. To the extent that any provision of this Recoupment Policy is found to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to applicable law. The invalidity or unenforceability of any provision of this Recoupment Policy shall not affect the validity or enforceability of any other provision of this Recoupment Policy.
The rights of the Company Group under this Recoupment Policy to seek forfeiture or reimbursement are in addition to, and not in lieu of, any rights of recoupment, or remedies or rights other than recoupment, that may be available to the Company Group pursuant to the terms of any law, government regulation or stock exchange listing requirement, the Supplemental Policy or any other policy, code of conduct, employee handbook, employment agreement, equity award agreement, or other plan or agreement of the Company Group.
7.Delegation
With respect to any Covered Person who is not an Executive Officer, the President and Chief Executive Officer, the General Counsel, the Chief Financial Officer and the Chief Human Resources Officer of the Company (the “Authorized Officers”) may each administer this Recoupment Policy to the extent permitted under the applicable incentive plans of the Company Group and applicable law, and may delegate this administrative authority to senior members of the human resource department of the Company. Notwithstanding the foregoing, the Committee may, in its sole discretion from time-to-time, modify or terminate the delegated authority of the Authorized Officers and their delegates to administer this Recoupment Policy.
8.Amendment and Termination
To the extent permitted by, and in a manner consistent with applicable law, the Committee may terminate, suspend or amend this Recoupment Policy at any time in its discretion.
9.Successors
This Recoupment Policy shall be binding and enforceable against all persons and their respective beneficiaries, heirs, executors, administrators or other legal representatives with respect to any Incentive Compensation received or administered by such persons or entities.

EXHIBIT A

AIR PRODUCTS AND CHEMICALS, INC.
SUPPLEMENTAL EXECUTIVE OFFICER RECOUPMENT POLICY

The Management Development and Compensation Committee of the Board (the “Committee”) of the Board of Directors (the “Board”) of Air Products and Chemicals, Inc. (the “Company”) believes that it is appropriate for the Company to adopt this Supplemental Executive Officer Recoupment Policy (the “Policy”) to be applied to the Executive Officers of the Company and adopts this Policy to be effective as of the Effective Date.
1.Definitions
For purposes of this Policy, the following definitions shall apply:
(a)“Company Group” means the Company and each of its Subsidiaries, as applicable.
(b)“Covered Compensation” means any Incentive-Based Compensation granted, vested or paid to a person who served as an Executive Officer at any time during the performance period for the Incentive-Based Compensation and that was Received (i) on or after the Effective Date, (ii) after the person became an Executive Officer and (iii) at a time that the Company had a class of securities listed on a national securities exchange or a national securities association.
(c)“Effective Date” means October 1, 2023.
(d)“Erroneously Awarded Compensation” means the amount of Covered Compensation granted, vested or paid to a person during the fiscal period when the applicable Financial Reporting Measure relating to such Covered Compensation was attained that exceeds the amount of Covered Compensation that otherwise would have been granted, vested or paid to the person had such amount been determined based on the applicable Restatement, computed without regard to any taxes paid (i.e., on a pre-tax basis). For Covered Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in a Restatement, the Committee will determine the amount of such Covered Compensation that constitutes Erroneously Awarded Compensation, if any, based on a reasonable estimate of the effect of the Restatement on the stock price or total shareholder return upon which the Covered Compensation was granted, vested or paid and the Committee shall maintain documentation of such determination and provide such documentation to the NYSE.
(e)“Exchange Act” means the Securities Exchange Act of 1934.
(f)“Executive Officer” means each “officer” of the Company as defined under Rule 16a-1(f) under Section 16 of the Exchange Act, which shall be deemed to include any individuals identified by the Company as executive officers pursuant to Item 401(b) of Regulation S-K under the Exchange Act. Both current and former Executive Officers are subject to the Policy in accordance with its terms.
(g)“Financial Reporting Measure” means (i) any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures derived wholly or in part from such measures and may consist of GAAP or non-GAAP financial measures (as defined under SEC Regulation G and under Item 10 of SEC Regulation S-K), (ii) stock price or (iii) total shareholder return. Financial Reporting Measures may or may not be filed with the SEC and may be presented outside the Company’s financial statements, such as in Managements’ Discussion and Analysis of Financial Conditions and Result of Operations or in the performance graph required under Item 201(e) of SEC Regulation S-K.
(h)“Incentive-Based Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure.
(i)“Lookback Period” means the three completed fiscal years (plus any transition period of less than nine months that is within or immediately following the three completed fiscal years and that results from a change in the Company’s fiscal year) immediately preceding the date on which the Company is required to prepare a Restatement for a given reporting period, with such date being the earlier of: (i) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement, or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare a Restatement.

Recovery of any Erroneously Awarded Compensation under the Policy is not dependent on if or when the Restatement is actually filed.
(j)“NYSE” means the New York Stock Exchange.
(k)“Received”: Incentive-Based Compensation is deemed “Received” in the Company’s fiscal period during which the Financial Reporting Measure specified in or otherwise relating to the Incentive-Based Compensation award is attained, even if the grant, vesting or payment of the Incentive-Based Compensation occurs after the end of that period.
(l)“Restatement” means a required accounting restatement of any Company financial statement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including (i) to correct an error in previously issued financial statements that is material to the previously issued financial statements (commonly referred to as a “Big R” restatement) or (ii) to correct an error in previously issued financial statements that is not material to the previously issued financial statements but that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (commonly referred to as a “little r” restatement). Changes to financial statements that do not constitute a Restatement under current accounting standards include retroactive: (i) application of a change from one generally accepted accounting principle to another generally accepted accounting principle; (ii) revisions to reportable segment information due to a change in internal organization; (iii) reclassification due to a discontinued operation; (iv) application of a change in reporting entity, such as from a reorganization of entities under common control; and (v) revisions for stock splits, reverse stock splits, stock dividends, or other changes in capital structure.
(m)“SEC” means the United States Securities and Exchange Commission.
(n)“Subsidiary” means any domestic or foreign corporation, partnership, association, joint stock company, joint venture, trust or unincorporated organization “affiliated” with the Company, that is, directly or indirectly, through one or more intermediaries, “controlling”, “controlled by” or “under common control with”, the Company. “Control” for this purpose means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, contract or otherwise.
2.Recoupment of Erroneously Awarded Compensation
In the event of a Restatement, any Erroneously Awarded Compensation Received during the Lookback Period prior to the Restatement (a) that is then-outstanding but has not yet been paid shall be automatically and immediately forfeited and (b) that has been paid to any person shall be subject to reasonably prompt repayment to the Company Group in accordance with Section 3 of this Policy. The Committee must pursue (and shall not have the discretion to waive) the forfeiture and/or repayment of such Erroneously Awarded Compensation in accordance with Section 3 of this Policy, except as provided below.
Notwithstanding the foregoing, the Committee may determine not to pursue the forfeiture and/or recovery of Erroneously Awarded Compensation from any person if the Committee determines that such forfeiture and/or recovery would be impracticable due to any of the following circumstances: (i) the direct expense paid to a third party (for example, reasonable legal expenses and consulting fees) to assist in enforcing the Policy would exceed the amount to be recovered (following a reasonable attempt by the Company Group to recover such Erroneously Awarded Compensation, the documentation of such attempt(s), and the provision of such documentation to the NYSE), or (ii) recovery would likely cause any otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of Company Group, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.
3.Means of Repayment
In the event that the Committee determines that any person shall repay any Erroneously Awarded Compensation, the Committee shall provide written notice to such person by email or certified mail to the physical address on file with the Company Group for such person, and the person shall satisfy such repayment in a manner and on such terms as required by the Committee, and the Company Group shall be entitled to set off the repayment amount against any amount owed to the person by the Company Group, to require the forfeiture of any award granted by the Company Group to the person, or to take any and all necessary actions to reasonably promptly recoup the repayment amount from the person, in each case, to the fullest extent permitted under applicable law, including without limitation, Section 409A of the Internal Revenue Code and the regulations and guidance thereunder. If the Committee does not specify a repayment timing in the written notice described above, the applicable person shall be required to repay the Erroneously Awarded Compensation to the Company Group by wire, cash or cashier’s check no later than thirty (30) days after receipt of such notice.

4.No Indemnification
No person shall be indemnified, insured or reimbursed by the Company Group in respect of any loss of compensation by such person in accordance with this Policy, nor shall any person receive any advancement of expenses for disputes related to any loss of compensation by such person in accordance with this Policy, and no person shall be paid or reimbursed by the Company Group for any premiums paid by such person for any third-party insurance policy covering potential recovery obligations under this Policy. For this purpose, “indemnification” includes any modification to current compensation arrangements or other means that would amount to de facto indemnification (for example, providing the person a new cash award which would be cancelled to effect the recovery of any Erroneously Awarded Compensation). In no event shall the Company Group be required to award any person an additional payment if any Restatement would result in a higher incentive compensation payment.
5.Miscellaneous
This Policy generally will be administered and interpreted by the Committee, provided that the Board may, from time to time, exercise discretion to administer and interpret this Policy, in which case, all references herein to “Committee” shall be deemed to refer to the Board. Any determination by the Committee with respect to this Policy shall be final, conclusive and binding on all interested parties. Any discretionary determinations of the Committee under this Policy, if any, need not be uniform with respect to all persons, and may be made selectively amongst persons, whether or not such persons are similarly situated. Each Executive Officer shall be required to execute the acknowledgement in Exhibit B of this Policy as soon as practicable, but no later than thirty (30) days, after the date on which the employee is designated as an Executive Officer; provided, however, that failure to execute such acknowledgement shall have no impact on the enforceability of this Policy.
This Policy is intended to satisfy the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, as it may be amended from time to time, and any related rules or regulations promulgated by the SEC or the NYSE, including any additional or new requirements that become effective after the Effective Date which upon effectiveness shall be deemed to automatically amend this Policy to the extent necessary to comply with such additional or new requirements.
The provisions in this Policy are intended to be applied to the fullest extent of the law. To the extent that any provision of this Policy is found to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to applicable law. The invalidity or unenforceability of any provision of this Policy shall not affect the validity or enforceability of any other provision of this Policy. Recoupment of Erroneously Awarded Compensation under this Policy is not dependent upon the Company Group satisfying any conditions in this Policy, including any requirements to provide applicable documentation to the NYSE.
The rights of the Company Group under this Policy to seek forfeiture or reimbursement are in addition to, and not in lieu of, any rights of recoupment, or remedies or rights other than recoupment, that may be available to the Company Group pursuant to the terms of any law, government regulation or stock exchange listing requirement, the Company’s Compensation Recoupment Policy or any other policy, code of conduct, employee handbook, employment agreement, equity award agreement, or other plan or agreement of the Company Group.
6.Amendment and Termination
To the extent permitted by, and in a manner consistent with applicable law, including SEC and NYSE rules, the Committee may terminate, suspend or amend this Policy at any time in its discretion.
7.Successors
This Policy shall be binding and enforceable against all persons and their respective beneficiaries, heirs, executors, administrators or other legal representatives with respect to any Covered Compensation granted, vested or paid to or administered by such persons or entities.

EXHIBIT B
AIR PRODUCTS AND CHEMICALS, INC.
COMPENSATION RECOUPMENT POLICY
SUPPLEMENTAL EXECUTIVE OFFICER RECOUPMENT
POLICY ACKNOWLEDGMENT, CONSENT AND AGREEMENT

I acknowledge that I have received and reviewed a copy of the Air Products and Chemicals, Inc. Compensation Recoupment Policy and, if applicable, the Supplemental Executive Officer Recoupment Policy (as may be applicable, and as each may be amended from time to time, the “Policies”) and I have been given an opportunity to ask questions about the Policies and review them with my counsel. I knowingly, voluntarily and irrevocably consent to an agree to be bound by and subject to the terms and conditions of the Policies, including that I will return any Incentive Compensation and Erroneously Awarded Compensation, as applicable, that is required to be repaid in accordance with the Policies. I further acknowledge, understand and agree that (i) the compensation that I receive, have received or may become entitled to receive from the Company Group is subject to the Policies, and the Policies may affect such compensation and (ii) I have no right to indemnification, insurance payments or other reimbursement by or from the Company Group for any compensation that is subject to recoupment and/or forfeiture under the Policies. Capitalized terms not defined herein have the meanings set forth in the Policies.

Signed:     _________________________________________
Print Name: _________________________________________
Date:         _________________________________________

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